Exhibit 99.1

FLEETWOOD REPORTS SECOND QUARTER FISCAL 2006 RESULTS

Riverside, Calif., December 8, 2005 — Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation’s leading producers of recreational vehicles and manufactured housing, announced today its results for the second quarter and first half of fiscal 2006 ended October 30, 2005. Consolidated revenues for the quarter were $629.5 million, down 2.5 percent from $645.9 million in last year’s second quarter. Income from continuing operations totaled $3.8 million or $.07 per diluted share in the current period, compared with $15.3 million or $0.25 per diluted share in the prior year.

The Company incurred a net loss, including discontinued operations, of $1.9 million, or $.03 per diluted share, compared with net income in last year’s second quarter of $8.1 million, or $0.14 per diluted share. Discontinued operations, which include the manufactured housing retail and financial services businesses that were recently sold, incurred a loss of $5.7 million or $0.10 per diluted share in the second quarter, compared to a loss of $7.2 million or $0.11 per diluted share in the comparable period last year. The majority of this quarter’s loss from discontinued operations related to the retail business, which was sold midway through the fiscal quarter, as well as ongoing general and administrative expenses. The current quarter loss includes severance and related costs totaling $0.8 million, reduced by a gain on sale from insurance assets of $2.4 million.

“The quarter’s results show marked sequential improvement over the first quarter,” said Elden L. Smith, Fleetwood’s president and chief executive officer. “We are pleased with the progress in our restructuring plan and with the boost provided by significant orders for disaster relief shelter received by both our travel trailer and manufactured housing operations. On the other hand, the slower market for motor homes negatively impacted our results. Declining consumer confidence, driven by higher fuel prices and rising interest rates, has led to an industry decline of approximately 8 percent in motor home retail sales so far in calendar 2005. In turn, this caused dealers to reduce their inventories, and both factors contributed to a slowing of the Company’s sales. Last year, dealer inventories were still increasing, exaggerating the year-over-year decline in wholesale shipments.”

For the first six months of fiscal 2006, consolidated revenues declined 4.5 percent to $1.25 billion compared with $1.31 billion for the first half of last year. RV Group sales were down 12.7 percent while Housing Group sales improved 4.8 percent. The net loss in the first half of fiscal 2006 was $31.5 million or $0.56 per diluted share compared with net income of $13.7 million, or $0.25 per diluted share in the first six months of fiscal 2005. Loss from continuing operations for the first six months of fiscal 2006 was $13.6 million compared to income of $27.8 million last year.

Housing Group Results

The Housing Group generated operating income of $14.2 million in the second quarter, an improvement of 21 percent compared with $11.7 million of operating income in the prior year second quarter. Quarterly revenues for the Group grew 5 percent to $225.0 million from $213.9 million in last year’s second quarter. The second quarter included revenues of approximately $30 million from the sale of homes for disaster relief, compared with approximately $44 million in the same quarter last year.

For the first half of the fiscal year, Housing Group revenues increased 4.8 percent to $429.3 million from $409.6 million in the prior year. Operating income climbed to $19.2 million for the first six months, compared with $17.8 million in the first six months of last year.

“The longer-term outlook for our Housing Group is quite positive,” Smith said. “Beyond the immediate need for emergency housing, we expect to see increased demand for two to three years for replacement permanent housing throughout the areas affected by this season’s hurricanes. These areas are traditionally strong markets for manufactured housing. Because the bulk orders from FEMA result in extended production runs, we are able to achieve enhanced labor efficiencies that directly benefit our gross margin.”

RV Group Results

The RV Group incurred an operating loss of $0.7 million for the quarter on revenues of $393.5 million, compared to operating income of $8.6 million for the same quarter of the prior year, on revenues of $450.3 million. In the first six months of fiscal 2006, the Group reported an operating loss of $5.8 million on revenues of $816.7 million, compared with operating income of $24.2 million on revenues of $936.0 million in the comparable period last year. The primary reason for the deterioration in operating results was the 13 percent decline in revenues in both the second quarter and first half, largely due to slowing motor home sales, similar to that experienced throughout the industry.

In the second quarter, the operating performance in both travel trailers and folding trailers was significantly improved, but was more than offset by the decline in the motor home division’s operating results. The travel trailer division’s operating loss narrowed to $3.8 million compared with $6.7 million in the prior year period, while operating income for the folding trailer division improved to $0.3 million from $0.1 million. The motor home division’s operating income dropped to $2.9 million compared with the prior year’s $15.1 million.

“Our travel trailer operations in the second quarter benefited from the sale of $30 million in FEMA units, which compares to $5 million in similar units last year,” Smith said. “As with the Housing Group, the large FEMA orders allow for improved labor efficiency, positively impacting travel trailer gross margin. In addition, because of the size of the FEMA trailer orders, we will be building these units throughout our fiscal third quarter and into the fourth quarter, after ramping up production more than midway through the second quarter. The timing of this production will provide an excellent bridge for both the Company and our dealers, because we can maintain a high production level without building and carrying inventory during the winter season. At these higher levels of production, we can then quickly build to meet our dealers’ orders for the spring selling season.

“At last week’s national RV show in Louisville, Kentucky, we were encouraged by the dealers’ cautious optimism regarding next spring’s selling season,” Smith continued. “Even more importantly, our products were met with enthusiasm. We had new floor plans on display that were directly targeted to respond to dealer and consumer requests. We were also pleased to introduce our unique full-wall-slide technology, which was successfully introduced in our Pace Arrow product in last year’s show, with updated floor plans in three more of our best-selling motor home brands. And 12 of the 24 travel trailers displayed were designed to compete against the most popular floor plans in the industry. In addition, we launched lighter-weight versions of several of our top brands.”

Corporate Events

Subsequent to the end of the quarter, the Company completed a direct placement of 7 million common shares, raising net proceeds of approximately $66 million. The proceeds will be used to pay deferred distributions plus interest on the Company’s 6% convertible trust preferred securities on the next scheduled payment date of February 15, 2006, in the amount of $58.8 million. The remaining proceeds will be used for general corporate purposes.

Corporate Outlook

“Due in large part to the FEMA orders, we expect that sales in our third quarter, which is usually seasonally weak, will approach second-quarter levels and will significantly outpace last year’s third quarter,” Smith concluded. “Further, we anticipate that results from continuing operations will be at similar levels to those of the second quarter. The expected reduction in the loss from discontinued operations should enable us to achieve our previously indicated sequential improvement in our results at the net income line. We believe that long-term consumer demographics, our leadership position in both of our industries, and our ongoing corporate revitalization will enable us to post consistently better results over time.”

The Company will host a conference call with interested parties at 10:30 a.m. PST/1:30 p.m. EST on Thursday, December 8, 2005. The call will be broadcast live over the Internet at www.streetevents.com, www.earnings.com, and the Company’s website, www.fleetwood.com under Company Information.

About Fleetwood

Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company’s products; the potential impact on demand for Fleetwood’s products as a result of changes in consumer confidence levels; the effect of global tensions, gasoline prices and other factors on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company’s ability to obtain financing needed in order to execute its business strategies. Actual results, events and performance may differ materially.

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Fleetwood Enterprises, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (CONDENSED)

(Unaudited)

(Amounts in thousands, except per share data)

	13 Weeks Ended		27 Weeks Ended	26 Weeks Ended
	October 30, 2005	October 24, 2004	October 30, 2005	October 24, 2004
Net Sales:
RV Group	$393,471	$450,280	$816,673	$935,983
Housing Group	224,981	213,877	429,312	409,564
Supply Group	11,888	16,172	25,618	30,232
Intercompany sales	(839)	(34,396)	(25,627)	(70,417)
	629,501	645,933	1,245,976	1,305,362

Cost of products sold	517,484	524,953	1,033,896	1,063,126
Gross profit	112,017	120,980	212,080	242,236

Operating expenses	100,878	98,858	197,504	197,625
Other, net	1,004	(2)	5,334	(28)
	101,882	98,856	202,838	197,597

Operating income	10,135	22,124	9,242	44,639
Other income (expense):
Investment income	1,151	428	2,156	915
Interest expense	(7,283)	(6,483)	(14,682)	(13,399)
Other, net	—	—	—	(2,724)
	(6,132)	(6,055)	(12,526)	(15,208)
Income (loss) from continuing operations before income taxes	4,003	16,069	(3,284)	29,431
Provision for income taxes	(212)	(731)	(10,338)	(1,641)
Income (loss) from continuing operations	3,791	15,338	(13,622)	27,790

Loss from discontinued operations, net	(5,709)	(7,203)	(17,853)	(14,103)

Net income (loss)	$(1,918)	$8,135	$(31,475)	$13,687

	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted

Net income (loss) per common share:
Income (loss) from continuing operations	$0.07	$0.07	$0.28	$0.25	$(0.24)	$(0.24)	$0.50	$0.46
Loss from discontinued operations	(0.10)	(0.10)	(0.13)	(0.11)	(0.32)	(0.32)	(0.25)	(0.21)
	$(0.03)	$(0.03)	$0.15	$0.14	$(0.56)	$(0.56)	$0.25	$0.25

Weighted average common shares	56,481	57,209	55,419	65,657	56,302	56,302	55,044	65,326

Fleetwood Enterprises, Inc.

CONSOLIDATED BALANCE SHEETS (CONDENSED)

(Unaudited)

(Amounts in thousands)

	October 30, 2005	July 31, 2005	October 24, 2004
ASSETS

Cash	$—	$2,077	$68
Marketable investments - available for sale	109,922	49,402	40,006
Receivables	181,690	186,234	238,610
Inventories	211,604	188,303	254,409
Deferred taxes, net	44,760	46,404	58,065
Assets of discontinued operations	—	145,511	159,732
Other current assets	22,107	25,947	22,511
Total current assets	570,083	643,878	773,401

Property, plant and equipment, net	224,657	230,832	238,773
Deferred taxes, net	19,503	17,859	17,858
Cash value of Company-owned life insurance, net	36,623	37,061	49,341
Goodwill	6,316	6,316	6,316
Other assets	59,878	47,363	48,591
Total assets	$917,060	$983,309	$1,134,280

LIABILITIES & SHAREHOLDERS’ EQUITY

Accounts payable	$84,209	$72,191	$100,731
Employee compensation & benefits	76,604	71,665	80,970
Product warranty reserve	65,393	64,686	58,443
Short-term borrowings	19,981	13,044	26,729
Accrued interest	60,045	54,666	44,899
Liabilities of discontinued operations	—	81,025	61,986
Other current liabilities	89,227	115,363	60,111
Total current liabilities	395,459	472,640	433,869

Deferred compensation and retirement benefits	39,656	39,133	50,798
Insurance reserves	47,579	35,328	32,693
Long-term debt	126,507	128,156	108,688
Convertible subordinated debentures	210,142	210,142	210,142
Total liabilities	819,343	885,399	836,190

Commitments and contingencies

Shareholders’ equity:
Common stock
Additional paid-in-capital	56,499	56,352	55,464
Accumulated deficit	427,120	426,279	421,719
Accumulated other comprehensive loss	(388,271)	(386,353)	(180,534)
Total shareholders’ equity	2,369	1,632	1,441
Total liabilities and shareholders’ equity	97,717	97,910	298,090
	$917,060	$983,309	$1,134,280

Fleetwood Enterprises, Inc.

BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION

(Unaudited)

(Amounts in thousands)

	13 Weeks Ended		27 Weeks Ended	26 Weeks Ended
	October 30, 2005	October 24, 2004	October 30, 2005	October 24, 2004
OPERATING REVENUES:
RV Group	$393,471	$450,280	$816,673	$935,983
Housing Group	224,981	213,877	429,312	409,564
Supply Group	11,888	16,172	25,618	30,232
Intercompany sales	(839)	(34,396)	(25,627)	(70,417)

	$629,501	$645,933	$1,245,976	$1,305,362

OPERATING INCOME (LOSS):
RV Group	$(703)	$8,585	$(5,784)	$24,153
Housing Group	14,156	11,722	19,176	17,785
Supply Group	878	1,745	2,599	2,772
Corporate and other	(4,196)	72	(6,749)	(71)

	$10,135	$22,124	$9,242	$44,639

UNITS SOLD:
Manufactured housing - Factory shipments	6,610	6,680	12,468	12,744

Recreational vehicles - Motor homes	2,284	2,868	5,251	6,113
Travel trailers	7,739	7,177	14,351	15,719
Folding trailers	3,399	3,562	5,845	6,282
	13,422	13,607	25,447	28,114

Less intercompany	(22)	(996)	(673)	(1,952)

Total shipments from continuing operations	20,010	19,291	37,242	38,906

Retail housing sales	304	1,141	1,393	2,327

Total Company shipments	20,314	20,432	38,635	41,233

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